EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Members of Danka Business Systems PLC

We consent to the inclusion in the Registration Statement on Form S-4 of Danka Business Systems PLC of our report dated June 9, 2003, except as to Notes 18 and 19, which are as of July 25, 2003, with respect to the consolidated balance sheets of Danka Business Systems PLC and subsidiaries as of March 31, 2003 and 2002 and the related consolidated statements of operations, shareholders’ equity (deficit) and accumulated other comprehensive losses, and cash flows for each of the years in the three-year period ended March 31, 2003 and related financial statement schedule, appearing in Part II of the Registration Statement.

Our report refers to a change in accounting for goodwill and other intangible assets effective April 1, 2002.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/S/    KPMG AUDIT PLC

KPMG Audit Plc

Chartered Accountants

Registered Auditor

London, England

September 25, 2003